Exhibit No. 99.1

Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. ANNOUNCES $100 MILLION INCREASE IN ITS TERM LOAN AND PROVIDES STOCK
REPURCHASE PLAN UPDATE

CARPINTERIA, Calif. – Aug. 27, 2007 – CKE Restaurants, Inc. (NYSE: CKR) announced today that it has amended its credit facility, increasing the aggregate amount of its term loan to approximately $270 million, a $100 million increase, and will use the proceeds to reduce the amount outstanding on its $200 million revolving credit facility by $100 million. The interest rate on the term loan will not change as a result of the increased borrowings. Following the transaction, the Company will have outstanding letters of credit of $38.2 million, and outstanding borrowings of $8.0 million, leaving $153.8 million available under the revolving line of credit.

The Company’s lenders have also approved a $50 million increase in the aggregate amount that the Company is permitted to expend for share repurchases and cash dividends under the credit facility. Subject to the terms of its credit facility, the Company can use its revolving line of credit to repurchase its common shares and pay cash dividends, but must maintain a minimum of $25 million of liquidity on the revolving line of credit while repurchasing common shares or paying cash dividends.

The Company also provided an update on its stock repurchase plan. As of Aug. 27, 2007, the Company has utilized approximately $278 million of the $350 million authorized by its Board of Directors, leaving a balance available for future repurchases of approximately $72 million. Since its press release on Aug. 1, 2007 announcing a $100 million increase in the stock repurchase plan, the Company has repurchased 4,260,700 shares at a total cost of approximately $73 million. The recent share repurchases occurred primarily near the end of the Company’s second fiscal quarter which ended Aug. 13, 2007, and at the beginning of the Company’s third fiscal quarter. Accordingly, weighted-average fully diluted shares outstanding to be reported for the second fiscal quarter will only partially reflect the impact of these purchases on the Company’s capital structure. The Company had 57,262,469 shares of common stock issued and outstanding as of Aug. 24, 2007.

“Based on the ongoing success of our discretionary stock repurchase plan, we determined that it was in the best interests of the Company and our shareholders to increase our term loan,” stated Andrew F. Puzder, the Company’s president and chief executive officer. “Our existing credit facility contained an accordion feature which, subject to our lenders willingness to lend and the negotiation of an acceptable interest rate, allowed us to increase our term loan by $50 million without a credit facility amendment and the fees normally associated with such an amendment.”

“While the current difficulties in the credit markets have severely limited access to capital, our lender group agreed not only to double our term loan’s accordion feature to $100 million, but also agreed to loan us these additional funds at the same interest rate as our current term loan, which we negotiated in a much more favorable credit environment last January. Given current market conditions, we consider our lenders’ actions a very strong indication of their confidence in our financial strength and stability. These additional borrowings will not impede the execution of our previously announced capital plan.”

“Our stock repurchase plan has proven to be a very effective method by which we return capital to shareholders as we seek to maximize investor returns,” Puzder continued. “By keeping our powder dry, we have been able to take advantage of declines in the market price of our stock to substantially reduce our outstanding share count. In this respect, not only did we repurchase 4,260,700 shares at a total cost of approximately $73 million (or approximately $17.16 per share) since Aug. 1, 2007, but, since the inception of the program, we have repurchased approximately 15.8 million shares at a total cost of approximately $278 million (or approximately $17.62 per share). These aggregate share repurchases represent approximately 26.1% of our current fully diluted share count, and we have completed substantially all of these repurchases based on open market share prices. We continue to believe that the repurchase of our shares represents an attractive investment opportunity. In this respect, we will continue to act opportunistically consistent with the requirements of the securities laws. Our lenders’ agreement to increase the basket size for stock repurchases is another clear indication of their continued support as we execute on our stock repurchase plan.”

The Company may make repurchases from time to time in the open market or in privately negotiated transactions in compliance with Securities and Exchange Commission Guidelines. As part of its stock repurchase plan, the Company currently has a $5 million per quarter non-discretionary Rule 10(b)5-1 program in place.

As of the end of its fiscal 2008 first quarter ended May 21, 2007, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,022 franchised, licensed or company-operated restaurants in 43 states and in 13 countries, including 1,101 Carl’s Jr. restaurants and 1,905 Hardee’s restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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